As filed with the Securities and Exchange Commission on June 28, 1996
                      Registration No. 333-




               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                            FORM S-8
                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933




                 EAGLE RIVER INTERACTIVE, INC.
     (Exact name of registrant as specified in its charter)




           Delaware                               84-1320277
(State or other jurisdiction of                 (I.R.S. Employer
incorporation or organization)               Identification Number)

                   1060 West Beaver Creek Boulevard
                        Avon, Colorado  81620
                           (970) 845-8300
               (Address of principal executive offices)
                    Eagle River Interactive, Inc.
                   1995 Employee Stock Option Plan,
                 1995 Executive Stock Option Plan and
                  Employee Stock Purchase Plan
                      (Full title of the plans)


                                               With a copy to:
           Marc Pinto
   Executive Vice President                 Kenneth S. Witt, Esq.
and Chief Financial Officer                   Freeborn & Peters
 Eagle River Interactive, Inc.           950 17th Street, Suite 2600
1060 West Beaver Creek Boulevard           Denver, Colorado  80202
     Avon, Colorado  81620                      (303) 628-4200
        (970) 845-8300

(Name, address, including zip code,
and telephone number,including area
code, of agent for service)




                CALCULATION OF REGISTRATION FEE



                                      Proposed     Proposed
                                      Maximum      Maximum
                          Amount      Offering     Aggregate        Amount of
Title of Securities       to be       Price Per    Offering         Registration
to be Registered       Registered     Share(1)     Price(1)         Fee

Common Stock
($.001 par value)      3,750,000(2)   $19.50       $72,686,250.00   $25,064.22


(1) Pursuant to Rule 457(c), the price per share and aggregate offering price are based upon the average of the high and low prices of the Company's Common Stock on June 26, 1996, as reported on the Nasdaq National Market for the 3,000,000 shares under the 1995 Executive Stock Option Plan and the 600,000 shares under the 1995 Employee Stock Option Plan and 85% of such price for the 150,000 shares under the Employee Stock Purchase Plan.
(2) Consists of 600,000 shares issuable pursuant to the 1995 Employee Stock Option Plan, 3,000,000 shares issuable pursuant to the 1995 Executive Stock Option Plan and 150,000 shares issuable pursuant to the Employee Stock Purchase Plan.


                            PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

       Eagle River Interactive, Inc. (the "Company") hereby states that the following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated or deemed to be incorporated in this Registration Statement by reference as of their date of filing with the Commission:

       (a)    The Company's Registration Statement filed on Form
S-1 (No. 333-702), originally filed with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), on January 29, 1996, and all amendments thereto.

       (b) The description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1
(No. 333-702), and all amendments thereto.

       (c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 filed with the Commission on May
15, 1996.

       (d) All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

       Any statement contained in a document incorporated by, or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

       Not applicable.

Item 5.   Interests of Named Experts and Counsel.

       Freeborn & Peters has acted as counsel for the Company in connection with this Registration Statement and has rendered its opinion in connection therewith. Attorneys employed by this law firm beneficially own approximately 68,800 shares of the Company's Common Stock and options to acquire an additional 19,800 shares of Common Stock. Peter I. Mason, a director of the Company, is a partner of Freeborn & Peters.

Item 6.   Indemnification of Directors and Officers.

       The Company's By-laws require the Company to indemnify each of its past, present and future officers and directors against liabilities and reasonable expenses incurred in any action or proceeding by reason of such person's being or having been an officer or director of the Company, or of any other corporation for which he or she serves as such at the request of the Company, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary. Indemnification, however, is limited to officers and directors who have acted in good faith and in a manner they reasonably believed to be in the best interests of the Company.

       In addition, the Company has entered into Directorship Agreements with each of its directors. Such agreements require the Company to indemnify the directors to the fullest extent permitted by law against all expenses, including attorneys' fees, judgments, fines and amounts paid or incurred by them for settlement in any action or proceeding, including any derivative action, arising out of their service as a director of the Company or of any subsidiary of the Company or of any other corporation for which he or she serves as such at the request of the Company. The Company has no contractual obligation, however, to indemnify any director on account of liability for any breach of the director's duty of loyalty to the Company, any act or omission not in good faith or which involved intentional misconduct or a knowing violation of laws, or any transaction from which the director derived an improper personal benefit.

       Pursuant to the provisions of the Delaware General Corporation Law, the Company has adopted provisions in its Restated Certificate of Incorporation which eliminate the personal liability of its directors to the Company or its stockholders for monetary damages incurred as a result of the breach of their duty of care.

       The foregoing description of certain provisions of the Company's Restated Certificate of Incorporation, By-laws and Directorship Agreements is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation, By-laws and Directorship Agreements, filed as exhibits to the Company's Registration Statement on Form S-1 (No. 333-702), as amended.

Item 7.   Exemption from Registration Claimed.

       Not applicable.

Item 8.   Exhibits

       4.1    The Company's Restated Certificate of
              Incorporation (incorporated by reference to
              Exhibit 3.1 to the Registration Statement on Form
              S-1 (File No. 333-702)).

       4.2 The Company's By-Laws (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 (File No. 333-702)).

       4.3    Specimen Certificate for Common Stock
              (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-702)).

       4.4    The Company's Executive Stock Option Plan
              (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 (File No. 333-702)).

       4.5    The Company's Employee Stock Option Plan
              (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 (File No. 333-702)).

       4.6    The Company's Amended and Restated Employee Stock
              Purchase Plan (incorporated by reference to Exhibit 10.13 to the Registration Statement on
              Form S-1 (File No. 333-702).

       4.7 Form of Directorship Agreement (incorporated by reference to Exhibit 10.10 to the Registration
              Statement on Form S-1 (File No. 333-702)).

       5.1    Opinion of Freeborn & Peters as to the
              legality of the issuance of the Shares.

      23.1    Consent of Freeborn & Peters (contained in
              Exhibit 5.1).

      23.2    Consent of Arthur Andersen LLP.

      24.1    Power of Attorney (contained on signature pages).

Item 9.   Undertakings

       The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                           SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Avon, State of Colorado, on this 28th day of June, 1996.

                                Eagle River Interactive, Inc.


                                By: /s/ Marc Pinto
                                    Marc Pinto
                                    Executive Vice President and
                                    Chief Financial Officer


                       POWER OF ATTORNEY


       NOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terence M. Graunke and Marc Pinto and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                        Date

/s/ Terence M. Graunke
Terence M. Graunke            Chairman of the Board,
                              President and Chief
                              Executive Officer            June 27, 1996

/s/ Marc Pinto
Marc Pinto                    Executive Vice
                              President and Chief
                              Financial Officer            June 27, 1996
/s/ Paul D. Carbery
Paul D. Carbery               Director                     June 27, 1996

/s/ Casey G. Cowell
Casey G. Cowell               Director                     June 27, 1996

/s/ Andrew J. Filipowski
Andrew J. Filipowski          Director                     June 27, 1996

/s/ Rodney L. Goldstein
Rodney L. Goldstein           Director                     June 27, 1996

/s/ Peter I. Mason
Peter I. Mason                Director                     June 27, 1996

/s/ Steven Ness
Steven Ness                   Director                     June 27, 1996



                         EXHIBIT INDEX

Exhibit                                                              Sequential
No.        Description                                               Page No.

 5.1 Opinion of Freeborn & Peters as to the legality of the issuance of the Shares.

23.1      Consent of Freeborn & Peters (contained in
          Exhibit 5.1).

23.2      Consent of Arthur Andersen LLP.

24 Power of Attorney (included on the Signature Page of this Registration Statement)